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                                                                 Exhibit 10.34


                            NONQUALIFIED STOCK OPTION

                                   GRANTED BY

                          IMPLANT SCIENCES CORPORATION
                       (hereinafter called the "Company")

                                       TO

                                [NAME OF HOLDER]
                        (hereinafter called the "Holder")

                                    UNDER THE

                1998 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN


         For valuable consideration, the receipt of which is hereby acknowledged, the Company hereby grants to the Holder the following option:

         FIRST: Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company shares of the Common Stock, $.10 par value per share, of the Company ("Common Stock"). Schedule A hereto, the provisions of which are incorporated by reference herein, sets forth (a) the maximum number of shares that the Holder may purchase upon exercise of this Option, (b) the exercise price per share of Common Stock purchasable hereunder, (c) the expiration date of this Option, (d) the vesting rate and (e) certain other terms and conditions applicable to this Option.

         This Option is and shall be subject in every respect to the provisions of the Implant Sciences Corporation 1998 Incentive and Nonqualified Stock Option Plan, as the same may be amended from time to time (the "Plan"). A copy of the Plan is being delivered herewith, and the Plan is hereby incorporated herein by reference and made a part hereof. In the event of any conflict or inconsistency between the terms of this Option and those of the Plan, the terms of the Plan shall govern. The term "Committee" is used herein with the meaning ascribed to it in the Plan.

         This Option shall be exercised in whole or in part by the Holder's delivery to the Company of written notice (the "Notice of Exercise") setting forth the number of shares with respect to which this Option is to be exercised, together with (a) cash in an amount, or a check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for the shares being purchased, (b) with the consent of the Committee, shares of Common Stock having a fair market value equal to such aggregate exercise price; (c) with the consent of the Committee, a personal recourse note issued by the Holder to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Committee may determine in its discretion, provided that the interest rate borne by such note shall not be less than the lowest applicable federal rate, as defined in
Section 1274(d) of the Internal Revenue Code of 1986, as amended; (d) with the consent of the Committee, such other consideration that is acceptable to the Committee and that has a fair market value, as determined by the Committee, equal to such aggregate exercise price, including any broker-directed


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cashless exercise/resale procedure adopted by the Committee; or (e) with the consent of the Committee, any combination of the foregoing. The "fair market value" of the Common Stock shall equal (i) the closing price per share on the date of grant of the Option as reported by a nationally recognized stock exchange, (ii) if the Common Stock is not listed on such an exchange, as reported by the National Market System or another automated quotation system of the National Association of Securities Dealers, Inc., or (iii) if the Common Stock is not quoted on any such system, the fair market value as determined by the Committee.

         SECOND: The Company, in its discretion, may file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register shares of Common Stock reserved for issuance under the Plan. At any time at which such a registration statement is not in effect, it shall be a condition precedent to any exercise of this Option that the Holder shall deliver to the Company a customary "investment letter" satisfactory to the Company and its counsel in which, among other things, the Holder shall (a) state that he or she is acquiring shares of Common Stock subject to the Option for his or her own account for investment and not with a view to the resale or distribution thereof and (b) acknowledge that those shares are not freely transferable except in compliance with federal and state securities laws.

         THIRD: As promptly as practicable after receipt by the Company of the Notice of Exercise and related investment letter and payment of exercise price pursuant to Paragraphs First and Second hereof, the Company shall deliver to the Holder (or if any other individual or individuals are exercising this Option, to such individual or individuals) a certificate registered in the name of the Holder (or the names of the other individual or individuals exercising this Option) and representing the number of shares with respect to which this Option is then being exercised; provided, however, that if any law or regulation or order of the Securities and Exchange Commission or any other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this Option) to take any action in connection with the shares then being purchased, the date for the delivery of the certificate for such shares shall be extended for the period necessary to take and complete such action. The Company may imprint upon said certificate the legends contemplated by Sections 9.3 and 9.4 of the Plan or such other legends as counsel for the Company may consider appropriate. Delivery by the Company of the certificates for such shares shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Holder, at the address specified in the Notice. The Company will pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this Option.

         The Company will, at all times while any portion of this Option is outstanding, reserve and keep available, out of shares of its authorized and unissued Common Stock or shares of Common Stock held in treasury, a sufficient number of shares of its Common Stock to satisfy the requirements of this Option.

         FOURTH: If the Company shall effect any subdivision or consolidation of shares of its stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares outstanding, in any such case without receiving compensation therefor in money, services or property, then the number, class and per share price of shares of stock subject to this Option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had he or she exercised this Option in full immediately prior to such event.


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         If the Company shall be a party to a reorganization or merger with one or more other corporations (whether or not the Company is the surviving or resulting corporation), shall consolidate with or into one or more other corporations, shall be liquidated, or shall sell or otherwise dispose of substantially all of its assets to another corporation (each a "Transaction"), then:

                  (a) subject to the provisions of clauses (b) and (c) below, after the effective date of the Transaction, the Holder of this Option shall be entitled, upon exercise hereof and at no additional cost, to receive shares of Common Stock or, if applicable, shares of such other stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the Transaction;

                  (b) the Committee may accelerate the time for exercise of this Option to a date prior to the effective date of the Transaction, as specified by the Committee; or

                  (c) this Option may be canceled by the Committee as of the effective date of the Transaction, provided that (i) notice of such cancellation shall have been given to the Holder and (ii) the Holder shall have the right to exercise this Option to the extent the same is then exercisable or, if the Committee shall have accelerated the time for exercise of this Option, in full during the thirty-day period preceding the effective date of the Transaction.

         Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to this Option.

         FIFTH: Neither the Holder nor any other person shall, by virtue of the granting of this Option, be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised pursuant to the terms hereof with respect to such shares and the Company has issued and delivered the shares to the Holder.

         SIXTH: This Option is not transferable by the Holder or by operation of law, otherwise than by will or under the laws of descent and distribution.

         This Option is exercisable, during the Holder's lifetime, only by the Holder, and by the Holder only while he or she is an employee or director of, or otherwise providing services to, the Company, except that in the event the employment or services of the Holder are terminated by the Company other than for Cause, the Holder shall have the right to exercise this Option within sixty days after the date of such termination of employment or services to the Company (but not later than the expiration date of this Option) with respect to the shares which were purchasable by the Holder by exercise of this Option on such date. As used in this Option, "Cause" shall mean a determination by the Company (including the Board) that the Holder's employment or other relationship with the Company should be terminated as a result of (i) a material breach by the Holder of any agreement to which the Holder and the Company are both parties,
(ii) any act (other than retirement) by the Holder that may have a material and adverse effect on the business of the Company, or on the ability to perform services for the Company, or on the ability

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to perform services for the Company, including the proven or admitted commission of any crime (other than an ordinary traffic violation), or (iii) any material misconduct or material neglect of duties by the Holder in connection with the business or affairs of the Company.

         In the event that the Holder shall be retired in good standing from the employ of the Company for reasons of age under the then established rules of the Company, this Option shall terminate on the earlier of such date of expiration or 90 days after the date of such retirement. In the event of such retirement, the Holder shall have the right prior to the termination of this Option to exercise this Option to the extent to which the Holder was entitled to exercise this Option immediately prior to such retirement.

         In the event of the death of the Holder prior to termination of the Holder's services to the Company and prior to the date of expiration of this Option, the Holder's executors, administrators or any individual or individuals to whom this Option is transferred by will or under the laws of descent and distribution, as the case may be, shall have the right to exercise this Option with respect to the number of shares purchasable by the Holder at the date of death at any time within 180 days after the date of such death (but not after the expiration date of this Option). In the event of the permanent and total disability of the Holder prior to termination of the Holder's services to the Company and prior to the date of expiration of this Option, the Holder shall have the right to exercise this Option at any time within 180 days after the date of such disability (but not after the expiration date of this Option) with respect to the number of shares which were purchasable by the Holder at the date of such disability.

         SEVENTH: The Holder agrees that, during the 180-day period commencing with the closing date of the Company's initial public offering of shares of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor act, the Holder will not, without the prior written consent of the representative or representatives of the underwriters of such offering, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any shares of Common Stock acquired upon exercise of this Option, other than such shares, if any, as shall be covered by such registration statement or as shall be consented to by the Company and such representative or representatives. The Holder further agrees that, in order to facilitate any such public offering, (a) the agreements in this Paragraph Seventh shall be for the benefit of such underwriters as well as the Company and (b) upon request of such representative or representatives, the Holder will execute a separate written instrument to the effect set forth in the preceding sentence, with such changes therein as such representative or representatives may request, provided that such changes are not materially adverse to the interest of the Holder.

         EIGHTH: If the Company in its discretion determines that it is obligated to withhold tax with respect to shares of Common Stock received on exercise of this Option, the Holder agrees that the Company may withhold from the Holder's wages the appropriate amount of federal, state or local withholding taxes attributable to the Holder's exercise of such Option. At the Holder's election, the amount required to be withheld may be satisfied, in whole or in part, by (a) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to the exercise of this Option a number of shares with an aggregate fair market value that would satisfy the withholding amount due with respect to such exercise, or (b) transferring to the Company shares of Common Stock owned by the Holder with an aggregate fair market value that would satisfy the withholding amount due. The Holder further agrees that, if the Company does not withhold an amount from the Holder's wages sufficient to satisfy the Company's withholding obligation, the Holder will reimburse the Company on demand, in cash, for the amount underwithheld.


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         NINTH: No officer, employee, or member of the Board of the Company, nor the Company, shall be liable for any action or determination made in good faith in respect of this option.

         TENTH: Subject to paragraph (g) of this Section Tenth, the Holder, upon receipt from time to time of shares hereunder, shall be subject to the Company's repurchase thereof, as follows:

                  (a) In the event the Holder (which term hereinafter includes his legal representative(s)), upon exercise of this option, from time to time receives shares of stock of the Company ("Option Shares"), such Option Shares shall be subject to repurchase by the Company as hereinafter provided. The Option Shares shall include all stock of the Company issued in respect of stock purchased pursuant to this option, including those issued after an Event of Sale and including those issued by reason of stock split or consolidation, dividend, stock change, recapitalization, reclassification or the like.

                  (b) "Event of Sale" means the date upon which all rights to purchase shares hereunder have either been fully exercised or have lapsed following the occurrence of any one of the following:

                           (i)      Holder's death.

                           (ii) The Holder ceasing to be employed by, be a director of, or otherwise provide services to the Company for any reason, whether cessation is occasioned by action of the Holder or the Company.

                  (c) Upon the occurrence of an Event of Sale, the Company shall have the right and option, but not the obligation, to purchase all or any portion of the Option Shares on the following terms and conditions:
         Within one (1) year of an Event of Sale, the Company may notify the Holder, designating the number of shares and fixing a "Closing" at the Company's then principal office within the next 30 business days. At the Closing, the Company shall pay in cash the "Purchase Price" as hereinafter defined, to the Holder against delivery of the Option Shares. The Holder shall be deemed to represent at the Closing that he has full right and power to effect the Closing, and that the Option Shares are owned by Holder of record and beneficially, free and clear of all encumbrances and rights of others.

                  (d) The Purchase Price per share shall be equal to the greatest of the following, all as determined conclusively in writing by the Company's independent accountant:

                           (i) The per share capitalized earnings value, which shall be computed as follows: the sum of the annual net profits from operations after taxes, less the annual net losses, if any, of the Company for the two full fiscal years ending immediately preceding the Closing date, shall be divided by two, and the resultant value shall be deemed the average annual net profit. The average annual net profits as determined above shall be multiplied by twelve, and the result shall be the capitalized earnings value. The capitalized earnings value as determined above shall be divided by the total number of outstanding shares of the Company on the date next preceding the Closing, and the result shall be deemed the per share capitalized earnings value.

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                           (ii)     The per share book value of the Common Stock
                                    of the Company, net of all liabilities
                                    accrued using principles of principles
                                    theretofore applicable to the Company
                                    consistently applied, as at the end of the fiscal quarter next preceding the fiscal quarter in which the closing takes place.

                           (iii) The average per share selling price of all shares of Common Stock of the Company issued to anyone other then a Holder of the Company or a parent or subsidiary during the six months preceding the date of Closing.

                           (iv) The price actually paid by the Holder for the Option Shares.

                  (e) All certificates representing Option Shares shall be endorsed prominently as follows:

                                    "The sale, transfer, pledge, hypothecation or other disposition of the shares evidenced hereby are subject to repurchase under an Agreement dated _________________, 19__, by and between Implant Sciences Corporation and ____________________________. The Company
                                    will furnish a copy of said Agreement to the holder of this certificate upon written request and without charge."

                  (f) During the term hereof, the Option Shares shall not be sold, transferred, pledged, hypothecated, encumbered or otherwise disposed of, of record or beneficially, except as herein provided or upon the prior written consent of the Company (which consent may be withheld for any reason without necessity of showing reasonable cause). Any transfer except pursuant hereto is null and void.

                  (g) The provisions of this Section Tenth shall be null and void as to any Event of Sale occurring after the date when the Company's shares of Common Stock are first offered to the public under the Securities Act of 1933 or under Regulation A of the Securities and Exchange Commission, or any successor to either of the same, or otherwise become freely tradable in the hands of the public.

         ELEVENTH: In consideration of the within option grant, and of the access to the Company's proprietary information to be received, the Holder further agrees that:

                  (a) During the Holder's employment by, or other provision of services (including services as a director) to, the Company and for a period of two years thereafter, the Holder will not compete with the Company in any manner hereafter described. The word "compete" shall mean, without limitation, the direct or indirect conduct by the Holder of any business, corporation, shop, profession, service or the like, as stockholder, officer, partner, director, employee or consultant.

                  (b) Prohibited competition shall include employment by any company competing with Implant Sciences Corporation. While not limiting the generality of this clause, Spire Corporation of Bedford, Massachusetts and IBIS Technology, Inc. of Danvers, Massachusetts are specifically named as competition of the Company. This non-compete agreement is limited only to the geographic area of the United States and only to participation by the Holder in the provision of

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         goods or services involving ion implantation or thin film coating of medical devices, medical implants or semiconductors.

                  (c) The Holder acknowledges that the Company has developed its goodwill, based upon its scientific position, over a period of many years through the expenditure of substantial sums and efforts. The Holder further acknowledges that his familiarity therewith has been or will be developed, wholly or in large measure, as a result of his association with the Company. In the light of the foregoing, the Holder acknowledges that the above restrictions are reasonable, that damages for violation of same would be both inadequate and difficult to determine, and that therefore upon any breach by the Holder the Company would be entitled, in addition to all other remedies, to the recovery of legal fees and to equitable (including injunctive) relief.

                  (d) The within obligations shall apply regardless of how termination of employment or other services may occur, including without limitation termination without cause at the instance of either party.

         TWELFTH: Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered at the office of the Chief Operating Officer of the Company, or such other address as the Company may hereafter designate, or when deposited in the mail, postage prepaid, addressed to the attention of the Chief Operating Officer of the Company at such office or other address.

         Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

         THIRTEENTH: This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Holder agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the effective date.

                                                 IMPLANT SCIENCES CORPORATION


                                                 By: __________________________
                                                     Title:
ATTEST:


_____________________________
Secretary

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                                                                      SCHEDULE A

                          IMPLANT SCIENCES CORPORATION

                            NONQUALIFIED STOCK OPTION


Date of Grant:

Name of Holder:

Address:



Social Security Number:

Maximum number of shares for which
this Option is exercisable:

Exercise (purchase) price per share:

Expiration date of this Option:

Vesting rate:

Other terms and conditions:




The undersigned Holder acknowledges receipt of the Option of which this Schedule A is a part and agrees to be bound by all obligations of the Holder as set forth in such Option or in the Plan.



                                                      _________________________
                                                      Holder's Signature